-------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   Form 8-K/A

                           AMENDMENT TO CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): FEBRUARY 19, 1999


                              MORGAN PRODUCTS LTD.
               (Exact Name of Registrant as Specified in Charter)



              Delaware                                     06-1095650
(State or Other Jurisdiction of Incorporation)  (I.R.S. Employer Identification No.)


                          Commission File Number 1-9843

                469 McLaws Circle, Williamsburg, Virginia 23185
              (Address of Principal Executive Offices) (Zip Code)



                                (757) 564-1700
             (Registrant's telephone number, including area code)

      The undersigned registrant hereby amends the following items of its Current Report on Form 8-K filed March 3, 1999.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

      In accordance with Item 7 of the registrant's Current Report on Form 8-K filed March 3, 1999, the registrant appends to the Form 8-K the following financial statements and pro forma financial information:

      (a)      Financial Statements of Business Acquired

               The following financial statements of Sash and Door Business of Adam Wholesalers, Inc. are attached hereto as Appendix A:

          1.    Report of Independent Accountants

          2.    Combined Balance Sheets at December 31, 1998 and 1997

          3.    Combined  Statements of Operations,  Retained Earnings,  and Comprehensive
                Income for the two years ended December 31, 1998

          4.    Combined Statements of Cash Flows for the two years ended December 31, 1998

          5.    Notes to Combined Financial Statements


      (b)      Pro Forma Financial Information.

               The following pro forma financial information is attached hereto as Appendix B:

          1.    Unaudited Pro Forma Statement of Operations for the year ended December
                   31, 1998

          2.    Unaudited Pro Forma Balance Sheet at December 31, 1998

          3. Notes to Unaudited Pro Forma Financial Statements.


(c)   Exhibits

1.    Consent of Deloitte & Touche LLP

                                   SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on behalf by the undersigned hereunto duly authorized.


                                          MORGAN PRODUCTS LTD.



                                          By:  /s/ Mitchell J. Lahr
                                        ---------------------------------
                                             Mitchell J. Lahr
                                             Vice President, Chief Financial
                                                Officer, and Secretary

INDEPENDENT AUDITORS' REPORT


To the Management of
Adam Wholesalers, Inc.

We have audited the combined balance sheets of the Sash and Door Business of Adam Wholesalers, Inc. ("Sash and Door") as of December 31, 1998 and 1997, and the related combined statements of operations, retained earnings, and comprehensive income and of cash flows for the years then ended. These statements are the responsibility of Adam Wholesalers, Inc. management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 1, the combined financial statements referred to above have been prepared from the Adam Wholesalers, Inc. consolidated financial statements and allocations of certain costs and expenses have been made. These allocations are not necessarily indicative of the cost and expenses that would have been incurred by Sash and Door on a stand-alone basis.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sash and Door as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.





March 15, 1999

SASH AND DOOR BUSINESS OF ADAM WHOLESALERS, INC.

COMBINED BALANCE SHEETS
DECEMBER 31, 1998 AND 1997
(AMOUNTS IN 000's)
-------------------------------------------------------------------------------

ASSETS                                               1998             1997

CURRENT ASSETS:
  Cash                                            $    371            $    223
  Accounts receivable (less
    allowance for doubtful
    accounts of $761 in
    1998 and $860 in 1997)                          31,749              30,537
  Inventories, net of LIFO
    reserve of $8,637
    in 1998 and $10,223 in 1997                     34,504              39,762
  Deferred income taxes (Note 5)                       834               1,010
  Prepaid expenses                                     630                 789
                                                       ---                 ---
          Total current assets                      68,088              72,321
                                                    ======              ======

PROPERTY, PLANT AND
     EQUIPMENT  (Notes 2,4):
  Land and improvements                                324                 458
  Buildings and improvements                         4,151               4,151
  Transportation and machinery                      11,762              11,194
  Office and computer equipment                      2,172               1,775
  Furniture and fixtures                             1,495               1,474
                                                     -----               -----
          Total                                     19,904              19,052
  Less accumulated depreciation                    (13,975)            (13,339)
                                                   -------             -------
  Property, plant and equipment, net                 5,929               5,713
                                                     =====               =====


OTHER ASSETS:
  Notes receivable - trade                           3,827                 899
  Deferred expenses (Notes 2,8)                        122                 165
  Miscellaneous (Notes 2,8)                            515               1,158
                       ---                             ---               -----
          Total other assets                         4,464               2,222
                                                     -----               -----

TOTAL                                             $ 78,481            $ 80,256
                                                  ========            ========



LIABILITIES AND
SHAREHOLDERS' EQUITY                                   1998                1997

CURRENT LIABILITIES:
  Note payable (Note 4)                           $     70             $     70
  Current maturities of long-term
   debt (Note 4)                                       184                  171
  Intercompany payable (Note 3)                     24,198               30,165
  Federal income taxes payable                       1,082                  346
  Accounts payable                                   7,312                6,127
  Accrued Liabilities:
    Salaries and wages                               1,354                1,110
    Payroll taxes and other benefits                   890                  897
    Income and other taxes                             709                  594
    Other                                              186                  100
                                                       ---                  ---
          Total current liabilities                 35,985               39,580
                                                    ------               ------

DEFERRED INCOME TAXES (NOTE 5)                         703                  742
                                                       ---                  ---

LONG-TERM DEBT (less current
 maturities) (Note 4)                                1,333                1,528
                                                     -----                -----

PENSION (Note 8)                                       647                  509
                                                       ---                  ---

GUARANTEES, COMMITMENTS AND
  CONTINGENCIES (Notes 4, 10)

SHAREHOLDERS' EQUITY:
  Common stock                                       5,752                5,752
  Preferred stock                                      104                  104
  Accumulated other comprehensive income              (396)                (234)
  Retained earnings                                 37,424               35,346
  Less treasury stock                               (3,071)              (3,071)
                                                    ------              -------
          Total shareholders' equity                39,813               37,897
                                                    ------               ------


TOTAL                                             $ 78,481            $ 80,256
                                                  ========            ========


See notes to combined financial statements.

SASH AND DOOR BUSINESS OF ADAM WHOLESALERS, INC.

COMBINED STATEMENTS OF OPERATIONS, RETAINED EARNINGS AND
COMPREHENSIVE INCOME FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
(AMOUNTS IN 000's)
-----------------------------------------------------------------------------

                                                            1998           1997

NET SALES (Notes 2,11)                                 $ 356,956      $ 345,406

COST OF SALES (Notes 1,11)                               291,060        279,547
                                                         -------        -------

GROSS PROFIT                                              65,896         65,859

OPERATING EXPENSES (Notes 1,11)                           59,749         60,580
                                                          ------         ------

INCOME FROM OPERATIONS                                     6,147          5,279
                                                           -----          -----

OTHER INCOME (EXPENSE):
  Other income                                               511            393
  Interest expense (Note 3)                               (2,940)        (3,210)
                                                          ------         ------
           Total other income (expense)                   (2,429)        (2,817)
                                                          ------         ------

INCOME BEFORE PROVISION FOR INCOME TAXES                   3,718          2,462

PROVISION FOR INCOME TAXES                                 1,640          1,130
                                                           -----          -----

NET INCOME                                                 2,078          1,332

RETAINED EARNINGS, BEGINNING OF YEAR                      35,346         34,014
                                                          ------         ------

RETAINED EARNINGS, END OF YEAR                         $  37,424      $  35,346
                                                       =========      =========

OTHER COMPREHENSIVE INCOME -
  Minimum pension liability adjustment                      (162)          (234)
                                                            ----           ----

COMPREHENSIVE INCOME                                   $   1,916      $   1,098
                                                       =========      =========


See notes to combined financial statements.

COMBINED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
(AMOUNTS IN 000's)
-------------------------------------------------------------------------------

                                                               1998     1997
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                 $ 2,078    $ 1,332
  Adjustments to reconcile net income to net cash
     provided by operating activities:
    Depreciation                                               1,105        972
    Gain on sale of property, plant and equipment               (200)       (22)
    Deferred income taxes                                         65      1,659
    Change in assets and liabilities:
      Accounts receivable                                     (1,212)     3,963
      Notes receivable - trade                                (2,928)      (490)
      Inventory                                                5,258      1,504
      Prepaid expenses                                           159       (449)
      Other assets                                               734       (651)
      Accounts payable                                         1,921     (1,701)
      Accrued expenses                                           438        425
                                                             -------    -------
           Net cash provided by operating activities           7,418      6,542
                                                             -------    -------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of property, plant and equipment            214         24
  Capital expenditures                                        (1,335)      (851)
                                                             -------    -------
           Net cash used in investing activities              (1,121)      (827)
                                                             -------    -------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on related party notes                                (50)       (49)
  Net payments to Parent                                      (5,967)    (5,631)
  Repayment of long-term debt                                   (132)       (94)
                                                             -------    -------
           Net cash used in financing activities              (6,149)    (5,774)
                                                             -------    -------

NET CHANGE IN CASH                                               148        (59)

CASH, Beginning of year                                          223        282
                                                             -------    -------
CASH, End of year                                            $   371    $   223
                                                             =======    =======

See notes to combined financial statements.

SASH AND DOOR BUSINESS OF ADAM WHOLESALERS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
(DOLLARS IN 000's)
------------------------------------------------------------------------------


1.  BASIS OF PRESENTATION

     On February 19, 1999, Adam Wholesalers, Inc. and certain subsidiaries (the "Company") sold certain assets and specific liabilities of the Company's sash and door businesses ("Sash and Door") to Morgan Products, Ltd. ("Morgan") (see Note 12). The Company's Sash and Door business is comprised of the financial results of the thirteen subsidiaries of Adam Wholesalers, Inc. listed below. The authorized, issued and outstanding common shares of the thirteen subsidiaries at December 31, 1998 are as follows:





                                                                                          Common    Treasury
                                               Authorized      Issued     Outstanding     Stock      Stock

Adam Wholesalers of Louisville, Inc.                 1,000           600          600        $ 300
Adam Wholesalers of Cincinnati, Inc.                 3,000         2,290        2,140          991      $ 276
Adam Wholesalers of Indianapolis, Inc.               1,000           400          369          400        253
Adam Wholesalers of Toledo, Inc.                     1,000           905          862          432         26
Adam Wholesalers of Dayton, Inc.                     1,000           568          230           36      2,284
Adam Wholesalers of Nitro, Inc.                     10,000         5,250        5,250          642
Adam Wholesalers of St. Louis, Inc.                  1,000           784          704          750        232
Adam Wholesalers of Denver, Inc.                    50,000         1,000        1,000          600
Adam Wholesalers of Phoenix, Inc.                   50,000        10,000       10,000        1,000
Adam Wholesalers of Kirkwood, Inc.                     100           100          100            1
Adam Wholesalers of Carlisle, Inc.                   5,000           100          100
Adam Wholesalers of Woodbury Heights, Inc.           5,000           100          100          100
Adam Wholesalers of Lynchburg, Inc.                  5,000           500          500          500
                                                                                           -------    -------
Total                                                                                      $ 5,752    $ 3,071
                                                                                           =======    =======






    Adam Wholesalers of Dayton, Inc. also has 10,000 shares of 5% Non-Cumulative, Non-Voting Preferred Stock, which is callable after five years of the date of issue, at any time, at the option of the Board of Directors at the redemption price of $105 per share. As of December 31, 1998, there are 1,950 shares issued and 840 shares outstanding.

    The accompanying combined financial statements have been prepared from the Adam Wholesalers, Inc. consolidated financial statements and allocation of certain costs, purchase rebates and expenses have been made. These allocations are not necessarily indicative of the costs and expenses that would have been incurred by Sash and Door on stand-alone basis (See Note
    11).

    The accompanying combined financial statements are presented in accordance with generally accepted accounting principles. All significant intercompany transactions, profits, and balances between the Sash and Door entities have been eliminated.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Organization and Nature of Business - The Sash and Door business is the wholesale distribution of doors and windows for the construction and remodeling industry with principal locations in the Midwest and Midatlantic United States. In view of the nature of its products and the method of distribution, management believes that, for the periods reported, the Sash and Door business constitutes a single industry segment.

    Sales in the Midwest approximated 55% of the total sales in both 1998 and 1997, while accounts receivable approximated 56% and 49% at December 31, 1998 and 1997, respectively. Sales in the Midatlantic approximated 45% of the total sales in both 1998 and 1997, while accounts receivable approximated 44% and 51% at December 31, 1998 and 1997, respectively. Warehouse sales were $232,661 and $226,971 for the years ending December 31, 1998 and 1997, respectively. Direct sales were $123,371 and $117,929 for the years ending December 31, 1998 and 1997, respectively.

    Accounts Receivable & Notes Receivable - Total accounts receivable and note receivable balance includes one customer for which the total outstanding balance approximated 12% and 11% of total outstanding short and long-term receivable at December 31, 1998 and 1997, respectively.

    Inventory - Inventory is valued at lower of cost or market using the last-in, first-out (LIFO) method. If the Companies had followed the first-in, first-out method (FIFO), inventories would have been $8,637 and $10,223 higher in 1998 and 1997, respectively. Cost of goods sold would have been $1,586 and $1,441 higher had the FIFO method been used in 1998 and 1997, respectively.

    Property, Plant and Equipment - Property, plant and equipment are recorded at cost. Depreciation and amortization are calculated using straight-line and accelerated methods over the estimated useful lives of the respective assets, which generally are 39 years for buildings, 15 years for building improvements and range from 3 to 7 years for machinery and equipment. Expenditures which substantially increase value or extend useful life are capitalized. Expenditures for maintenance and repairs are charged against income as incurred.

    Revenue Recognition - The Company recognizes revenue upon delivery of goods to a customer.

    Deferred Expenses - Deferred expenses consist of an asset established to record the minimum pension liability required under SFAS 87 (See Note 8).

    Miscellaneous Other Assets - Miscellaneous other assets consist primarily of prepaid pension costs.

    Fair Value of Financial Instruments - Cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses are reflected in the financial statements at fair value because of the short-term maturity of those instruments. The fair value of Sash and Door's notes payable and long-term debt is discussed in Note 4 to the combined financial statements.

    Long-Lived Assets - Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the excess of the asset's carrying amount over the value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or the fair value less cost to sell.

    Advertising and Promotions - All costs associated with advertising and promoting products are expensed in the year incurred. Advertising and promotions expense, including expense of customer rebates, was $3,134 and $2,120 in 1998 and 1997, respectively.

    Vendor Rebates - Vendors provide the Company with volume purchase rebates. Rebates applicable to the Sash and Door operations totaled $1,951 and $1,722 in 1998 and 1997, respectively. These amounts have been reflected within the accompanying financial statements.

    Accounting Policies - In 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 130 "Reporting Comprehensive Income" & No. 132, "Employers' Disclosure About Pensions and Other Postretirement Benefits." These statements, which were adopted in 1998, expand or modify disclosures and, accordingly, had no impact on the Sash and Door's financial position, results of operations or cash flows.

    Sash and Door has not completed the process of evaluating the impact that will result from adopting SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". Sash and Door is therefore unable to disclose the impact that adopting SFAS No. 133 will have on its financial position and results of operations when such statement is adopted. The statement is effective for years beginning after December 15, 1998.

    Use of Estimates - The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

3.  INTERCOMPANY PAYABLE

    The Company, through its bank credit facility, provided funding for the daily operations of Sash and Door. Interest expense recognized by the respective Sash and Door entities is based on the respective entities monthly intercompany balance primarily at a rate equal to LIBOR (5.07% at December 31, 1998) plus 225 basis points and is included in the net interest expense balances within the accompanying financial statements. Net related party interest expense equaled $2,456 and $2,803 in 1998 and 1997, respectively.

4.  NOTES PAYABLE AND LONG-TERM DEBT

    Note payable, totaling $70, consists of a short-term demand note due to a related party with a stated interest rate of 13%. Sash and Door's long-term debt consists of the following at December 31, 1998 and 1997:

                                                                   1998     1997

Mortgage, secured by property, with monthly payments
   of $20, including interest at 8.5%, through 2006              $1,270   $1,402
Related Party Notes, with varying repayment terms, including
   interest at 6%, maturing 2002 through 2005                       247      297
                                                                    ---      ---
           Total                                                  1,517    1,699
Less: Current maturities                                            184      171
                                                                    ---      ---
           Total                                                 $1,333   $1,528
                                                                 ======   ======



    The Company has outstanding unsecured lines of credit with a bank due March 31, 1999 for which the operations of the Sash and Door business serve as a guarantee to the lines of credit.

    Principal payments on long-term debt are as follows:

1999                                               $ 184
2000                                                 197
2001                                                 193
2002                                                 198
2003                                                 213
Remainder                                            532
                                                     ---
Total                                            $ 1,517
                                                 =======




    Management believes the fair values of the notes payable and long-term debt approximates their carrying value at December 31, 1998 and 1997, since the rates approximate current rates available for debt with similar terms and maturities.

5.  INCOME TAXES

    The operations of Sash and Door are included in the consolidated United States federal, state and local income tax returns of the Company. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

    The provision for income taxes are as follows:

                                              Year Ended December 31,
                                     ---------------------------------------
                                            1998             1997
Current tax expense:
     Federal                                $ 1,171             $ 719
     State                                      332               333
     Total current tax expense                1,503             1,052

Deferred tax expense:
     Federal                                    137                78
                                            -------           -------
Income tax provision                        $ 1,640           $ 1,130
                                            =======           =======



    The difference between the statutory rate for federal income tax and the effective income tax rate is summarized as follows:

                                                        Year Ended
                                                        December 31,
                                                 ---------------------------
                                                       1998         1997

Statutory federal income tax rate                     34.00 %       34.00 %
  Effect of:
     State and local taxes                             8.92 %        8.94 %
     Miscellaneous                                     1.18 %        2.98 %
                                                       ----          ----
Effective income tax rate                             44.10 %       45.92 %



    The components of deferred tax assets and liabilities were as follows:

                                                December 31,
                                            ------------------------
                                              1998         1997
Deferred tax assets:
  Inventory capitalization                     $ 427        $ 454
  Cash discounts                                 154          177
  Workers compensation reserve                   218          268
  Other temporary differences, net                53          166
                                                  --          ---
     Total deferred tax assets                   852        1,065
                                                 ---        -----

Deferred tax liabilities:
  Accelerated depreciation and amortization     (422)        (409)
  Pension expense                               (299)        (388)
                                                ----         ----
     Total deferred tax liabilities             (721)        (797)
                                                ----         ----
Net deferred tax asset                         $ 131        $ 268
                                               =====        =====






6.    LEASES

    Sash and Door leases some of its facilities under agreements classified as operating leases. Rent expense for the years ended December 31, 1998 and 1997 was $4,295 and $4,182, respectively, of which $2,620 was for leases with a lessor that is related to Sash and Door through common ownership in both 1998 and 1997.

    Minimum future rental payments under noncancellable operating leases having remaining terms in excess of one year as of December 31, 1998 are:


                                            Related        Other
Year Ending December 31,                     Party        Leases         Total

1999                                        $ 2,620         $ 392       $ 3,012
2000                                          2,450           413         2,863
2001                                          2,348           416         2,764
2002                                          2,092           418         2,510
2003                                          1,595           420         2,015
Thereafter                                    2,601         1,899         4,500
                                              -----         -----         -----
Total minimum future rental payments       $ 13,706       $ 3,958      $ 17,664
                                           ========       =======      ========




7.  EMPLOYEE BENEFIT PLANS

    The Company has a Voluntary Employee Beneficiary Association (VEBA) trust. The VEBA trust, Adam Wholesalers Health Benefit Plan ("Plan"), was created to provide the payment of certain employee health benefits. All active full-time employees are eligible. Adam Wholesalers, Inc. is both the sponsor and administrator of the Plan. The cost of the Plan is paid by contributions from the plan sponsor, which are based on historical benefits paid experience. The Company, through the intercompany accounts, allocates costs for the Plan to Sash and Door. All benefits are paid by the Plan directly from assets of the Plan. Benefits payable from Plan assets to any one person are limited to $130 during any one year through the use of a stop-loss insurance policy.

    Self-insurance cost for workers compensation are accrued based upon the aggregate of the liability for reported claims and an estimated liability for claims incurred but not yet reported.

8.  EMPLOYEE PENSION PLANS

    Sash and Door is included in defined benefit pension plans sponsored by the Company which cover certain full-time hourly and salaried employees and certain union employees. The Company is the sponsor and administrator for these plans. The Company generally follows the policy of funding an amount between the actuarially computed maximum and minimum contributions.

    Pension expense is composed of several components that reflect various aspects of the Company's financial arrangements as well as the cost of benefits earned by employees. The components are determined using the projected unit credit actuarial cost method and are based on certain actuarial assumptions.

    The following table reconciles the Sash and Door funded status of the defined benefit plans with amounts recognized in Sash and Door's balance sheet's at December 31, 1998 and 1997:



                                                           Pension Benefits
                                                      -------------------------
                                                          1998           1997

Change in benefits obligation:
  Benefit obligation at beginning of year                  $ 12,235    $ 10,302
  Service cost                                                  640         547
  Interest cost                                                 859         751
  Actuarial loss                                                841       1,146
  Benefits paid                                                (512)       (511)
                                                               ----        ----
           Benefit obligation at end of year                 14,063      12,235
                                                             ======      ======

Change in plan assets:
  Fair value of plan assets at beginning of year             11,862      10,136
  Actual return on plan assets                                1,305       1,644
  Employer contributions                                        241         593
  Benefits paid                                                (512)       (511)
                                                               ----        ----
           Fair value of plan assets at end of year          12,896      11,862
                                                             ======      ======

Funded status                                                (1,167)       (373)
Unrecognized net actuarial loss                               1,661       1,100
Unrecognized prior service cost                                 291         336
Unrecognized net obligation at date of
  initial application                                            61          82
Amount required to recognize minimum liability                 (518)       (398)
                                                               ----        ----
           Net amount recognized                           $    328    $    747
                                                           ========    ========

Amounts recognized in the balance sheets consist of:
    Prepaid benefit cost                                   $    457    $    857
    Accrued benefit liability                                  (647)       (509)
    Intangible asset                                            122         165
    Accumulated other comprehensive income                      396         234
                                                                ---         ---
           Net amount recognized                           $    328    $    747
                                                           ========    ========







    The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with an accumulated benefit obligation in excess of plan assets were $1,543, $1,543 and $1,415 respectively, for 1998 and $1,146, $1,146 and $1,035, respectively, for 1997.

    Assumptions used in the accounting were as follows:



                                                             1998         1997

Discount rate                                                6.75%        7.25%
Rate of increase in compensation levels                      4.50%        4.50%
Expected return on plan assets                               8.50%        8.50%

                                                            1998         1997
Components of net periodic benefit cost:
  Service cost                                             $   640      $   547
  Interest cost                                                859          751
  Expected return on assets                                 (1,036)        (853)
  Amortization of prior service cost                            45           45
  Amortization of unrecognized net obligation                   21           21
  Recognized net actuarial loss                                 11           11
                                                                --           --
Net periodic benefit cost                                  $   540      $   522
                                                           =======      =======








    Benefits under some of the plans covering hourly and union employees are not based on wages and therefore future wage adjustments have no effect on the projected benefit obligation for these hourly plans.

9.    MULTI-EMPLOYER PENSION PLANS

    Sash and Door  contributes to several  multi-employer  pension plans.  These plans cover substantially all of its Teamster and Carpenters Union employees. Amounts charged to pension expense and contributed (or to be contributed) to the plans for the Sash and Door Business in 1998 and 1997 totaled $401 and $336, respectively.

10. COMMITMENTS AND CONTINGENCIES

    Sash and Door is involved in litigation incidental to its business. Such litigation is not considered by management to be significant.

    Andersen Corporation ("Andersen"), whose products accounted for net sales for Sash and Door of 43% and 42% in 1998 and 1997, respectively, distributes its products only through independent distributors such as the Company. The agreements with Andersen provide that Andersen can terminate any of the distributorships at any time upon a 60-day notice. A termination or significant modification of the distribution relationship with Andersen could have a material adverse effect on revenues and earnings.

11. RELATED PARTY TRANSACTIONS

    Sash and Door is part of Adam Wholesalers, Inc. business of wholesale distribution of doors and windows for the construction and remodeling industry, and distribution of various other building products. As part of this process, Sash and Door received and shipped product among various Adam Wholesalers, Inc. subsidiaries. Included in the accompanying financial statements are the following related party transactions:

                                    1998         1997

Purchases                          $ 3,439       $ 3,800
Sales                                  927           500
Accounts Receivable                    158           263
Accounts Payable                       172           141



    The Company has allocated a portion of total Company management expenses incurred to Sash and Door based on a defined percentage of annual cost of sales. The amount, which approximated $3,636 and $4,756 in 1998 and 1997, respectively, is included within "Operating Expenses" in the statements of operations, retained earnings and comprehensive income. In the opinion of management, such allocation method is reasonable to cover the services provided to Sash and Door; however, it is not necessarily indicative of what Sash and Door would have incurred on a stand-alone basis.

12. SUBSEQUENT EVENTS

    Effective  January 1,  1999,  the  Company  entered  into an Asset  Purchase
    Agreement (the "Agreement") with Morgan, whereby Morgan will purchase certain assets and assume certain liabilities. The closing date for the Agreement was February 19, 1999.

    On March 10, 1999 Andersen announced the intent to purchase Morgan.

                                 * * * * * *

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

The following sets forth the Company's Unaudited Pro Forma Statement of Operations and the Company's Unaudited Pro Forma Balance Sheet, in each case giving effect to the acquisition of the Sash and Door Business of Adam Wholesalers, Inc. ("Adam Acquisition") described in Note 1 hereto as if the acquisition had been consummated as of January 1, 1998 (in the case of the Unaudited Pro Forma Statement of Operations) and on December 31, 1998 (in the case of the Unaudited Pro Forma Balance Sheet). The Unaudited Pro Forma Financial Statements of the Company do not purport to present the financial position or results of operations of the Company had the acquisition assumed herein occurred on the dates indicated, nor are they necessarily indicative of the results of operations which may be expected to occur in the future.

The Adam Acquisition will be accounted for by the Company as a purchase whereby the basis of accounting for Adam's assets and liabilities will be based upon their fair value at the date of the Acquisition. Pro forma adjustments, including the preliminary purchase price allocation resulting from the Adam Acquisition as described in Note 1 of the Notes to the Unaudited Pro Forma Financial Statements, represent the Company's preliminary determination of these adjustments and are based upon preliminary information, assumptions and operating decisions which the Company considers reasonable under the circumstances. Final amounts may differ from those set forth herein.

On March 10, 1999, Morgan entered into an Agreement of Merger with Andersen Windows and its wholly-owned subsidiary, Andersen Sub, pursuant to which Andersen Sub and Morgan will be merged, resulting in Morgan, as the surviving corporation, becoming a wholly-owned subsidiary of Andersen Windows. The consideration to be received by Morgan's stockholders in the Merger will be $4.00 per share of Morgan common stock, subject to adjustment until the effective date of closing, under certain limited circumstances. The Merger is subject to, among other things, approval of the stockholders of Morgan and the applicable regulatory agencies. This pending transaction has not been reflected in the Unaudited Pro Forma Financial Statements.

                   UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                      (in thousands, except per share data)








                                                                                    Pro Forma                     Pro Forma
                                                 Morgan            Adam            Adjustments                    Combined


      Net sales                                   383,151           356,956                                           740,107
      Cost of goods sold                          328,569           291,060                 1,779 (4)(5)              621,408
                                                   ------            ------                ------                     -------
           Gross profit                            54,582            65,896                (1,779)                    118,699
                                                   ------            ------                ------                     -------
      Operating expenses                           51,636            59,749                   370 (4)                 111,755
                                                   ------            ------                -----                       -------
      Operating income                              2,946             6,147                (2,149)                      6,944
                                                    -----             -----                ------                       -----
      Other income (expense):
           Interest                                (2,427)           (2,940)               (1,202)(6)                  (6,569)
           Other                                      378               511                     -                         889
                                                      ---               ---               -------                         ---
                                                   (2,049)           (2,429)               (1,202)                     (5,680)
                                                   ======            ======                ======                      ======

      Income before income taxes                      897             3,718                (3,351)                      1,264
      Provision (benefit) for income taxes           (104)            1,640                (1,640)(7)                    (104)
                                                     ----             -----                ------ --                     ----
      Net income                                    1,001             2,078                (1,711)                      1,368
                                                    -----             -----                ------                       -----
      Basic earnings per common share                0.10                                                                0.13
                                                     ----                                                                ----
      Diluted earnings per common share              0.10                                                                0.13
                                                     ----                                                                ----
      Basic shares outstanding                     10,359                                                              10,359
                                                   ------                                                              ------
      Diluted shares outstanding                   10,389                                                              10,389
                                                   ------                                                              ------



                 UNAUDITED PRO FORMA BALANCE SHEET
                         DECEMBER 31, 1998

                           (in thousands)








                                                                                       Pro Forma                Pro Forma
                                                      Morgan           Adam           Adjustments                Combined
 Assets
 Current Assets
      Cash and cash equivalents                           3,650             371                (371)(1)               3,650
      Accounts receivable, net                           31,594          31,749             (31,749)(1)              31,594
      Inventories                                        34,290          34,504               8,637 (1)              77,431
      Deferred income taxes                                   -             834                (834)(1)                   -
      Other current assets                                  507             630                (630)(1)                 507
                                                            ---             ---                ---- --                  ---
          Total current assets                           70,041          68,088             (24,947)                113,182
                                                         ======          ======             =======                 =======


 Property, Plant and Equipment, net                       8,274           5,929                 966 (1)              15,169
 Goodwill, net                                            6,222               -               6,746 (3)              12,968
 Other Assets                                             7,926           4,464              (3,964)(8)               8,426
                                                          -----           -----              ------ --                -----
      Total Assets                                       92,463          78,481             (21,199)                149,745
                                                         ======          ======             =======                 =======

 Liabilities and Stockholders' Equity

 Current Liabilities:
      Short-term debt                                         -              70                 (70)(1)                   -
      Current maturities of long-term debt                1,196             184                (184)(1)               1,196
      Intercompany payable                                    -          24,198             (24,198)(1)                   -
      Accounts payable                                   16,725           7,312              (7,312)(1)              16,725
      Other current liabilities                           7,467           4,221              (1,021)(9)              10,667
                                                          -----           -----              ------ --               ------
          Total current liabilities                      25,388          35,985             (32,785)                 28,588
                                                         ------          ------             -------                  ------

 Long-Term Obligations                                   23,632           2,683              51,399 (10)             77,714
                                                         ------           -----              ------ ---              ------
 Stockholders' Equity
      Common stock                                        1,036           5,752              (5,752)                  1,036
      Preferred Stock                                         -             104                (104)                      -
      Accumulated other comprehensive income                  -            (396)                396                       -
      Paid-in capital                                    43,424               -                   -                  43,424
      Retained earnings (accumulated deficit)              (969)         37,424             (37,424)                   (969)
                                                           ----          ------             -------                    ----
                                                         43,491          42,884             (42,884)                 43,491
                                                         ------          ------             -------                  ------

      Treasury stock                                        (48)         (3,071)              3,071                     (48)
                                                            ---          ------               -----                     ---
          Total stockholders' equity                     43,443          39,813             (39,813)(1)              43,443
                                                         ------          ------             ------- --               ------
      Total Liabilities and Stockholders' Equity         92,463          78,481             (21,199)                149,745
                                                         ======          ======             =======                 =======
                                                             -               -                   -                       -

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS
                             (Dollars in thousands)


1. The Company's Unaudited Pro Forma Financial Statements assume the Adam Acquisition occurred (1) as of January 1, 1998 for the purposes of the Unaudited Pro Forma Statements of Operations and (2) on December 31, 1998 for purposes of the Unaudited Pro Forma Balance Sheet:

   Under the terms of the Asset Purchase Agreement, certain assets of Adam were excluded and certain liabilities were not assumed. Accordingly, the pro forma adjustments reflect decreases in cash ($371), accounts receivable ($31,749), deferred income taxes ($834), other current assets ($630), other assets ($4,464), short-term debt ($70), current maturities of long term debt ($184), intercompany payables ($24,198), accounts payable ($7,312), other current liabilities ($4,221), long-term debt ($2,683) along with a corresponding increase to Adam's stockholder's equity ($620).

   The Adam Acquisition was financed through borrowings of $54,282 under the Company's existing credit facility.

   The excess of cost over fair value of net assets acquired resulting from the preliminary purchase price allocation is assumed to be as follows:

   Pro forma purchase price
      Purchase price per the Asset Purchase Agreement       $ 53,782
      Additional purchase price granted in
        lieu of stock options                                    300
      Acquisition costs                                          200
                                                                 ---
         Total pro forma purchase price                       54,282
                                                              ------

   Proforma  historical  net book  value  of
      assets  acquired  Book  value  per
      historical financial statements                         39,813
   Net assets and liabilities excluded
      as described above                                         620
                                                                 ---
         Total pro forma historical net book
          value of assets acquired                            40,433
                                                              ------

   Excess of  purchase  price  over net book  value of
    assets  acquired                                          13,849
      Allocated to:
         Inventories                                           8,637
         Machinery and equipment                                 966
         Intangible assets                                       500
                                                                 ---
    Remaining excess of cost over fair value of net assets
     acquired (goodwill)                                     $ 3,746
                                                             =======


   The foregoing preliminary purchase price allocation is based on available information and certain assumptions the Company considers reasonable. The final purchase price allocation will be based upon a determination of the fair value of the net assets acquired at the date of the Adam Acquisition as determined by valuations or other studies. The final purchase price allocation may differ from the preliminary allocation.

2. In conjunction with the Adam Acquisition, Morgan has established opening balance sheet reserves in accordance with EITF 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination," in the amount of $3,000, which represents estimated costs principally for facilities consolidation and severance. Accordingly, an additional $3,000 has been included within Other Current Liabilities and Goodwill.

3. The pro forma adjustment to goodwill assumes:

   Excess of cost over the fair value of net
     assets acquired                                      $    3,746
   Establishment of opening balance sheet reserves             3,000
                                                               -----
                                                            $  6,746
                                                            ========


4. The pro forma adjustment to reflect the effect of the preliminary purchase price allocation on cost of goods sold and general and administrative expense assumes:
    Cost of goods sold -
      Depreciation of amounts allocated to machinery
      and equipment over 5  years.                          $    193
    General and administrative expenses -
      Amortization of amounts allocated to other
        intangible assets over 5 years                           100
      Amortization of goodwill over 25 years                     270
                                                                ---
                                                            $    563
                                                            ========


5. The Company has elected the FIFO inventory method for the costing of inventory; as such, the LIFO effect on cost of goods sold of $1,586 for the year ended December 31, 1998 was eliminated.

6. The pro forma adjustment to interest expense assumes: Additional interest expense related to $54,282 of net additional
      borrowings under the Company's credit facility        $  4,142
   Elimination of Adam's interest expense                     (2,940)
                                                              ------
                                                            $  1,202
                                                            ========


   Interest expense is calculated assuming a rate of 7.63% at the date of the Adam Acquisition. A 1/8 percent increase (or decrease) in such rate would increase (or decrease) annual interest expense by approximately $70.

7. The pro forma adjustment to the provision for income taxes assumes no federal or state income taxes as income would be offset by the Company's existing net operating loss position.

8. The pro forma adjustment to other assets assumes:

   Eliminate excluded assets in the Asset Purchase Agreement       $    (4,464)
   Record certain intangible assets                                        500
                                                                           ---

                                                                      $ (3,964)
                                                                      ========


9. The pro forma adjustment to other current liabilities assumes:

   Eliminate  excluded  liabilities  in the Asset  Purchase  Agreement $ (4,221)
   Establishment of opening balance sheet reserves                        3,000
   Acquisition transaction  costs                                           200
                                                                            ---
                                                                       $ (1,021)
                                                                       ========


10. The pro forma adjustment to long-term obligations assumes:

   Record net additional  borrowings under the Company's  credit facility:
     Cash purchase  price to seller                         $ 53,782
     Eliminate  excluded  debt in the Asset
       Purchase  Agreement                                    (2,683)
     Additional  purchase price granted in lieu of
      stock options                                              300
                                                                 ---

                                                            $ 51,399
                                                            ========


 11. As a result of the acquisition of Adam on February 19, 1999, the Company determined that Adam's management information system was a better strategic fit for the combined businesses. Accordingly, the Company will take a charge of approximately $2.5 million during the first quarter of 1999 relating to the write-off of the costs incurred for the implementation of the proposed new Morgan system. The pro forma disclosure does not include this charge due to its non-recurring nature.

INDEX TO EXHIBITS

Exhibit No.                        Description
-----------                        -----------
1                                  Consent of Deloitte & Touche LLP